Exhibit 99.1

FOR IMMEDIATE RELEASE

September 29, 2020

CONTACT:	Steve Filton
Chief Financial Officer
610-768-3300

Universal Health Services, Inc. Reports Information Technology Security Incident

KING OF PRUSSIA, PA - Universal Health Services, Inc. (NYSE: UHS) experienced an information technology security incident in the early morning hours of September 27, 2020.  As a result, the Company suspended user access to its information technology applications related to operations located in the United States.

The Company has implemented extensive information technology security protocols and is working diligently with its security partners to restore its information technology operations as quickly as possible.

In the meantime, while this matter may result in temporary disruptions to certain aspects of our clinical and financial operations, our acute care and behavioral health facilities are utilizing their established back-up processes including offline documentation methods. Patient care continues to be delivered safely and effectively.

At this time, we have no evidence that patient or employee data was accessed, copied or misused.

About Universal Health Services:
One of the nation's largest and most respected providers of hospital and healthcare services, Universal Health Services, Inc. has built an impressive record of achievement and performance. Growing steadily since our inception in 1979 into an esteemed Fortune 500 corporation, annual revenues were $11.4 billion for 2019. In 2020, UHS was again recognized as one of the World's Most Admired Companies by Fortune; ranked #281 on the Fortune 500; and listed #330 in Forbes ranking of U.S.' Largest Public Companies.

Headquartered in King of Prussia, PA, UHS has approximately 90,000 employees and through its subsidiaries operates 26 acute care hospitals, 330 behavioral health facilities, 41 outpatient facilities and ambulatory care access points, an insurance offering, a physician network and various related services located in 37 U.S. states, Washington, D.C., Puerto Rico and the United Kingdom. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust.  For additional information on the Company, visit our web site: http://www.uhsinc.com.